Exhibit 99.1

Press Release of Active Power, Inc. dated October 23, 2003

[ACTIVE POWER LOGO]

ACTIVE POWER ANNOUNCES THIRD QUARTER RESULTS

AUSTIN, Texas (October 23, 2003) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended September 30, 2003. Total revenues for the third quarter of fiscal 2003 were $3.0 million, up 60% sequentially from the second quarter 2003. Product revenues for the quarter increased 37% from the same period in the prior year. There was no development contract revenue for the quarter ended September 30, 2003, as compared with $1.0 million for the same period last year, resulting in a 6% reduction in total revenue.

Net loss for the third quarter of 2003 was $5.1 million, or 12 cents per share, compared to a net loss of $5.9 million, or 14 cents per share, for the previous quarter and a net loss of $6.4 million, or 15 cents per share, for the same period last year. Consumption of cash and investments for the quarter was $4.5 million, as compared to $4.0 million for the previous quarter and $5.6 million for the same period last year. Cash and investments at September 30, 2003 were $76.2 million.

“We are encouraged by the increased demand for our products. Sales activity has been growing for the last few quarters and we are now beginning to see the conversion of this interest into orders. Solid product performance, an expanded product line, additional channels to market and several high profile power outages are all contributing to this pick up in demand,” said Joe Pinkerton, Chairman and CEO of Active Power.

“The development effort on our battery-free, 15-minute runtime system is progressing on schedule. An early-stage prototype continues to post results that closely track our simulations. Several industry leaders have witnessed a demo of the prototype and we are excited about their feedback on the potential of this new technology. We plan to ship alpha systems to customers by late 2004.”

Business Highlights:

•	Shipped 49 flywheel units in Q3, or 12 megawatts of power protection equipment to 10 countries around the world.

•	Improved product gross margins by 49 percentage points year over year and 33 percentage points sequentially to (21%) due to increased sales volume, engineering driven product design savings and reduced manufacturing staffing and spending levels.

•	Executed an exclusive distributor agreement with Fuji Electric for our CleanSource DC product, wherein they will sell and market this product in Japan.

•	Shipped the first 1200 kVA high power UPS system to an Illinois customer who plans to use the UPS to protect its critical data center operations.

•	Received the first order for our 1000 kVA UPS system for a hospital installation in Belgium. We expect to ship this unit by the end of the year.

•	Increased sales through our Active Power direct channel in Q3 as government and other direct sales channel activity began to take hold.

•	Made our first sale of equipment and services to the United States Government, utilizing our GSA schedule.

•	Reduced our inventory by 56% from the same period last year and 25% sequentially from Q2 2003.

Outlook:

Active Power expects Q4 2003 revenue to increase to approximately $3.5 to $4.0 million, and Q4 earnings per share to be a loss of approximately 10 to 12 cents. We expect cash consumption in Q4 to be in the range of $4.5 million to $5.5 million.

Conference call:

The Company will host a conference call today, Thursday, October 23, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q3 results. A replay of the webcast will be available until November 6th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; a slowing global economy, particularly in the primary markets served by our products, and continued decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights, including the possibility of an adverse outcome in the litigation in which we are currently engaged; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC. CONDENSED STATEMENTS OF OPERATIONS (thousands) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product revenue	$2,988	$2,185	$6,484	$7,417
Development contract	—	1,000	—	3,000

Total revenue	2,988	3,185	6,484	10,417

Operating expenses:
Cost of product revenue	3,629	3,552	9,801	11,621
Cost of development contract	—	888	—	2,432
Research and development	2,236	2,671	7,130	7,945
Selling, general & administrative	2,594	3,178	8,210	9,405
Amortization of deferred stock compensation	17	109	83	1,197

Total operating expenses	8,476	10,398	25,224	32,600

Loss from operations	(5,488)	(7,213)	(18,740)	(22,183)

Interest income	423	786	1,429	2,520
Other income (expense)	(1)	12	(12)	2

Total other income (expense)	422	798	1,417	2,522

Net loss	(5,066)	(6,415)	(17,323)	(19,661)

Weighted average common shares outstanding	41,995	41,415	41,869	41,132
Net loss to common shareholders per share—basic & diluted	$(0.12)	$(0.15)	$(0.41)	$(0.48)

ACTIVE POWER, INC. CONDENSED BALANCE SHEETS (Thousands)
	September 30, 2003	December 31, 2002
	(unaudited)
Assets

Cash & investments	$76,193	$90,044
Accounts receivable (net)	2,232	1,510
Inventories	3,565	6,511
Prepaid expenses and other	1,417	613

Property and equipment (net)	11,069	12,095

Total assets	$94,476	$110,773

Liabilities and stockholders’ equity

Accounts payable	$1,003	$352
Accrued expenses	3,585	3,761
Deferred revenue	368	—

Stockholders’ equity	89,520	106,660

Total liabilities and stockholders’ equity	$94,476	$110,773

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